UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2016

Apollo Senior Floating Rate Fund Inc.

(Exact name of registrant as specified in its charter)

Maryland	811-22481	27-3581739
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

9 West 57th Street

New York, New York 10019

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 515-3200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Repayment of Existing Credit Facility and Entry into New Credit Facility

On May 11, 2016, Apollo Senior Floating Rate Fund Inc. (the “Fund”) repaid in full its existing credit facility (the “Existing Credit Facility”) with JPMorgan Chase Bank, N.A. in the aggregate principal amount of $149,269,000. The same day, the Fund entered into a new credit facility (the “New Credit Facility”) with Sumitomo Mitsui Banking Corporation (“SMBC”) as lender with an aggregate amount of $150,000,000 available under the facility. Under the terms of the New Credit Facility, the Fund may borrow a single term loan not to exceed $112,500,000 (the “Term Loan”) and may borrow up to an additional $37,500,000 on a revolving basis (the “Revolving Loans”). The Term Loan shall be a Eurodollar loan that bears interest at the London Interbank Offered Rate (“LIBOR”) plus a compounding applicable margin of 1.05% (the “Applicable Margin”). With respect to the Revolving Loans, the Fund may elect to apply LIBOR, an alternative base rate (“ABR”), a fixed rate, or a combination thereof. ABR and fixed rate loans will generally bear interest at the highest of: (i) the federal funds rate plus 1.00%; (ii) the LIBOR reference rate plus 1.00%; and (iii) SMBC’s prime rate as announced by SMBC from time to time in New York City. The Fund may elect an interest period of one, two or three months with respect to both the Term Loan and the Revolving Loans, and six months with respect to the Revolving Loans. Any loans outstanding under the New Credit Facility must be repaid in full by May 11, 2019. The Fund will pay SMBC a quarterly commitment fee equal to 0.15% per annum on the average daily amount of available commitments. The New Credit Facility contains customary affirmative and negative covenants, including limitations on debt, liens and restricted payments, as well as certain portfolio limitations and customary prepayment provisions, including a requirement to prepay loans or take certain other actions if certain asset value tests are not met.

Currently, the Fund has drawn $135,250,000 under the New Credit Facility, which is comprised of a Term Loan of $112,500,000 and a Revolving Loan of $22,750,000, both of which bear a three month LIBOR-based interest rate, plus Applicable Margin.

Apollo Credit Management, LLC, an affiliate of Apollo Global Management, LLC, is the Fund’s investment adviser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2016	APOLLO SENIOR FLOATING RATE FUND INC.

/s/ Joseph D. Glatt
Joseph D. Glatt
Secretary and Chief Legal Officer